Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

December 23, 2019

Quarterly Distribution Report No. 220

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 20, 2019.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the third quarter of 2019 (the “Q3 Distribution Period”), the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q3 Distribution Period (the “Contingent Portion Payment”).

The Trust received $308,282 ($1.1101 per Trust Unit) for the Contingent Portion Payment attributable to the Q3 Distribution Period, as compared to $313,786 ($1.1299 per Trust Unit) for the payment attributable to the third quarter of 2018.

After receiving the Q3 contingent portion payment, the Trust paid $32,617 to third parties in connection with invoices rendered to the Trust, leaving a balance of $275,665 ($.9927 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on December 20, 2019.

During the twelve month period ended December 31, 2019, the Trust’s aggregate distributions will amount to $1,805,090 ($6.4999 per Trust Unit), as compared to $790,184 ($2.8453 per Trust Unit) during the twelve month period ended December 31, 2018.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2019 and December 31, 2018 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2019		Per Unit*

Gross royalty income collected by EMI for the period	$933,051

Less: Related royalty expense	308,858
Amount deducted by EMI	297,142
Adjustment for copyright renewals, etc.	18,769

	624,769

Balance as reported by EMI	$308,282

Payments received by Trust	$308,282		$1.1101
Royalty audit settlement with EMI

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	32,617		.1174

Balance available for distribution	$275,665		$.9927

Distribution per Unit*		$.9927

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2018		Per Unit*	Twelve Months Ended December 31, 2019		Per Unit	Twelve Months Ended December 31, 2018		Per Unit

$1,053,785			$3,285,435			$3,494,072

367,622			1,124,364			1,340,315
328,086			1,019,096			1,025,034
44,291			82,999			92,388

739,999			2,226,459			2,457,737

$313,786			$1,058,976			$1,036,335

$313,786		$1.1299	$1,058,976		$3.8132	$1,036,335		$3.7317
			1,000,000		3.6009
40,717		.1466	253,886		.9142	246,151		.8864

$273,069		$.9833	$1,805,090		$6.4999	$790,184		$2.8453

	$.9833			$6.4999			$2.8453